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                               [LETTERHEAD]

CONTACTS:

(MEDIA):        JOHN KELSO              (713/296-6155)
                TONY LENTINI            (713/296-6227)
(INVESTOR):     ROBERT DYE              (713/296-6662)

(WEBSITE):      APACHECORP.COM

                                                        FOR IMMEDIATE RELEASE

                APACHE REPLACES $1 BILLION CREDIT FACILITY,
                     EXPANDS COMMERCIAL PAPER PROGRAM

        Houston, June 24, 1997--Apache Corporation (NYSE: APA) today announced that it has replaced its $1 billion borrowing-base credit facility with a new billion-dollar global corporate credit facility and expanded its commercial paper program to $700 million from $300 million.
        The new global credit facility provides Apache with greater borrowing capacity, increased financial flexibility and less restrictive covenants, while lowering its all-in borrowing costs by 7-1/2 basis points. Terms reflect Apache's stronger credit ratings. The new facility was led by Chase Manhattan and arranged by Chase Securities and J. P. Morgan Securities.
        The new credit arrangement comprises three separate bank facilities: a $700 million credit commitment in the United States; a $175 million facility in Australia; and a $125 million credit line in Canada. The new facilities enable Apache to draw on its full $1 billion credit line without restrictions tied to periodic revaluations of the company's reserves.
        Apache increased the size of its commercial paper program to provide access to additional low-cost, short-term funds.
        Apache is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, The People's Republic of China, Indonesia and the Ivory Coast.

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